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                                                                      EXHIBIT 23



ACCOUNTANTS' CONSENT

We consent to incorporation by reference in the registration statements (No. 33-14572, No. 33-40399, No. 33-51094, No. 33-51516, No. 33-59319, No.
333-75231 and No. 333-81685) on Form S-8 pertaining to the Trans World Music Corp. 1986 Incentive and Non-Qualified Stock Option Plan, the Trans World Music Corp. 1990 Stock Option Plan for Non-Employee Directors, the Trans World Entertainmemt Corp. 1994 Stock Option Plan, the Camelot Music
Holdings, Inc. 1998 Stock Option Plan, the Camelot Music Holdings Inc. Outside Directors Stock Option Plan, the Trans World Entertainment Corp. 1998 Stock Option Plan, and the Trans World Entertainment Corp. 1999 Stock Option Plan of our report dated March 17, 2000, relating to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 29, 2000 and January 30, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended January 29, 2000, which report appears in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended January 29, 2000.

/s/ KPMG LLP

Albany, New York
April 28, 2000